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Exhibit 10.4

                                LICENSE AGREEMENT

BETWEEN:

                  THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the UNIVERSITY ACT of British Columbia with its administrative offices at 2075 Wesbrook Mall, Vancouver, British Columbia, V6T 1W5
                                                                         ("UBC")

AND:

                  MIV THERAPEUTICS, INC., a corporation incorporated under the laws of the State of Nevada, with an office at Unit #1, 8765 Ash Street, Vancouver, British Columbia, V6P 6T3

                                                                (the "LICENSEE")

WHEREAS:

A. UBC has been engaged in research during the course of which it has invented, developed and/or acquired certain technology relating to Thin HA Coating, which research was undertaken by Tomasz Troczynski (the "INVESTIGATOR") in the Department of Metals and Materials Engineering at UBC;

B. It is UBC's objective to exploit its technology for the public benefit, and to generate further research in a manner consistent with its status as a non-profit, tax exempt educational institution; and

C. The Licensee and UBC have agreed to enter into this license on the terms and conditions set out in this agreement (the "AGREEMENT").

THE PARTIES AGREE AS FOLLOWS:

1.0      DEFINITIONS:

1.1 In this Agreement, unless a contrary intention appears, the following words and phrases shall have the following meaning:

         (a) "ACCOUNTING" means an accounting statement setting out in detail how the amount of Revenue was determined;

         (b) "AFFILIATED COMPANY" or "AFFILIATED COMPANIES" means two or more corporations where the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or fifty percent (50%) of the voting shares of each of them is owned or controlled by the same person, corporation or other legal entity;

         (c) "APPROVAL FOR SALE": means approval by the FDA (or any other equivalent regulatory authority outside the U.S.) of the marketing of a Product;

         (d) "CONFIDENTIAL INFORMATION" means all information, regardless of its form:


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                  (i)      designated by UBC as confidential, whether orally or
                           in writing, including, without limitation, all information related to the Technology (including all derived analyses and conclusions) and the terms and conditions of this Agreement; and

                  (ii) disclosed by UBC to the Licensee, or of which the Licensee becomes aware, whether before or after the Start Date;

                  or

                  (iii) disclosed by the Licensee to UBC and which is clearly identified in writing as "Confidential";

                  except that "Confidential Information" does not include information:

                  (iv) possessed by the recipient (the "RECIPIENT") prior to receipt from the disclosing party (the "Discloser"), other than through prior disclosure by the Discloser, as evidenced by the Recipient's business records;

                  (v) published or available to the general public otherwise than through a breach of this Agreement;

                  (vi) obtained by the Recipient from a third party with a valid right to disclose it; provided that the third party is not under a confidentiality obligation to the Discloser; or

                  (vii) independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Discloser's information as evidenced by the Recipient's business records;

         (e) "EFFECTIVE TERMINATION DATE" means the date on which this Agreement is terminated under Article 18;

         (f)      "FDA" means the United States Food and Drug Administration;

         (g) "FIELD OF USE" means the Technology and any Improvements will be used to produce hydroxyapatite and related calcium phosphate compounds on medical devices and on scaffolding, wherein "scaffolding" means stents, gauze, wires, wire mesh, films or microscale particles. For greater certainty, the Field of Use shall not include any use of the Technology or Improvements to produce hydroxyapatite and related calcium phosphate compounds on or for orthopaedic implantables, trauma fixation devices, dental implants and bone substitutes;

         (h)      "FIRST USE OF THE TECHNOLOGY" means the earlier of either:

                  (i) the first use of the Technology or any Improvement in exchange for valuable consideration;

                  (ii)     the first Approval for Sale of a Product; or

                  (iii) the first clinical trial involving the use of the Technology or any Improvements;


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         (i)      "IMPROVEMENTS" means any improvements, variations, updates, modifications and enhancements made, invented and/or acquired by either UBC or the Licensee or any sublicensees of the Licensee, together with their respective employees, servants, agents and subcontractors, directly relating to the Technology within the Field of Use at any time after the Start Date, whether patentable or not;

         (j) "PATENT(S)" means, collectively, the patents and patent applications listed in Schedule "A", (including any patents or patent applications that may be added to Schedule "A" from time to time), and any counterparts, re-examinations, continuations, continuation-in-part, extensions, term restorations, renewals, divisionals, reissues, corresponding international patent applications, including supplementary protection certificates, or other administrative protections, and any patents resulting therefrom. For greater clarity, it is confirmed that the patents and patent applications as herein defined shall include any and all patents or patent applications arising from, or relating to, Improvements, which patents or patent applications shall be added to Schedule "A";

         (k) "PHASE II TRIAL" means that portion of the clinical development program that provides for additional assessment of safety and preliminary assessment of efficacy at particular dosage levels of a Product in human volunteers or patients, which is intended to gather information to support further human clinical trials;

         (l) "PHASE III TRIAL" means that portion of the clinical development program that provides for human clinical trials, performed after preliminary evidence suggesting dose and effectiveness of a Product has been obtained, which is intended to gather the additional information about the effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of a Product;

         (m) "PRODUCT(S)" means goods or services manufactured or provided in connection with the use of all or some of the Technology and/or any Improvements within the Field of Use;

         (n) "REVENUE": means any and all revenues, receipts, monies and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received, whether by way of cash, credit or other value, received by the Licensee (but not including monies collected from any sublicensee of the Licensee), from the marketing, manufacturing, sale or distribution of the Technology and any Improvements, and/or any Products, less direct sales taxes and customs duties applied on the sales of Products;

         (o) "ROYALTY DUE DATES": means the last working day of March, June, September and December of each year during the term of this Agreement;

         (p) "START DATE" means this Agreement will be deemed to have come into force on the Start Date which shall be February 1, 2003, and shall be read and construed accordingly;


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         (q)      "SUBLICENSING REVENUE": means any and all revenues, receipts, monies and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received, whether by way of cash, credit or other value received by the Licensee, pursuant to each sublicense agreement relating to the Technology and any Improvements, and/or any Products. For greater clarity, it is confirmed that Sublicensing Revenue will include:

                  (i)      all milestone payments, royalties and license fees;
                           and

                  (ii) all research or development fees in excess of the direct reimbursement for the actual costs of such research and development incurred by the Licensee pursuant to a written research plan and agreement;

                  received by the Licensee from any sublicensee relating to the Technology, Improvements or any Products;

         (r) "TECHNOLOGY": means the Patents any and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired within the Field of Use before the Start Date by UBC or the Licensee relating to, and including, the technology described in Schedule "A" of this Agreement hereto and the materials described in Schedule "B" of this Agreement, each as amended from time to time, including, without limitation, all related research, data, specifications, instructions, manuals, papers or other related materials of any nature whatsoever, whether written or otherwise, and UBC's Confidential Information relating to the same; and

         (s) "UBC TRADE-MARKS": means any mark, trade-mark, service mark, logo, insignia, seal, design, symbol or device used by UBC in any manner whatsoever.

2.0 PROPERTY RIGHTS IN AND TO THE TECHNOLOGY:

2.1 The Licensee acknowledges and agrees that UBC owns any and all right, title and interest in and to the Technology and all Improvements.

2.2 The Licensee will, at the request of UBC, sign all documents as may be required to ensure that ownership of the Technology and any Improvements remains with UBC.

2.3 On the last working day of June and December of each year during the term of this Agreement the Licensee will give notice to UBC of the details of all Improvements which the Licensee and any sublicensees of the Licensee has have developed and/or acquired during the previous six month period.

3.0 GRANT OF LICENSE:

3.1 Subject to Article 3.4, UBC grants to the Licensee an exclusive worldwide license to use and sublicense the Technology and any Improvements within the Field of Use and to manufacture, distribute and sell the Products within the Field of Use on the terms and conditions set out in this Agreement.

3.2 The license granted under this Agreement is granted only to the Licensee and not to any Affiliated Companies.

3.3 The Licensee will not cross-license the Technology or any Improvements without the prior written consent of UBC.


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3.4 The Licensee acknowledges and agrees that UBC may use the Technology and any
Improvements without charge in any manner at all for research, scholarly publication, educational and all other non-commercial uses.

3.5 UBC may register a financing statement regarding this Agreement under the PERSONAL PROPERTY SECURITY ACT of British Columbia, the Uniform Commercial Code of the United States and/or under similar legislation in those jurisdictions in which the Licensee carries on business and/or has its chief place of business. The Licensee will pay for all costs associated with such registrations.

3.6 The Licensee will give notice to UBC if it is carrying on business and/or locates its chief place of business in a jurisdiction outside British Columbia before starting business in that other jurisdiction. If UBC has registered a financing statement under Article 3.5, the Licensee will file, within 15 business days of any change in jurisdiction, the appropriate documents in the Personal Property Registries or similar registries outside of British Columbia to document the change in jurisdiction and will provide UBC with a copy of the verification statement regarding each filing within 15 business days after receiving the verification statement. The Licensee will pay for all costs associated with the registrations under this Article 3.6.

4.0 SUBLICENSING:

4.1 The Licensee will have the right to grant sublicenses of the Technology and any Improvements to Affiliated Companies and other third parties with the prior written consent of UBC, such consent not to be unreasonably withheld. After obtaining UBC's consent the Licensee will provide UBC with a signed copy of each sublicense granted within 30 calendar days of it being signed by all parties to the sublicense.

4.2 Any sublicense granted by the Licensee will be granted only to the sublicensee and cannot be assigned or further sub-sublicensed without the prior written consent of UBC. All sublicenses must contain covenants by each sublicensee to observe and perform terms and conditions similar to those contained in this Agreement.

4.3 Before executing a sublicense the Licensee will give notice to UBC of the jurisdictions in which the applicable sublicensee is carrying on business. If the Licensee, during the term of the sublicense, becomes aware of the sublicensee carrying on business in another jurisdiction, then the Licensee will give notice to UBC within five calendar days. If UBC has registered a financing statement under Article 3.5 the Licensee will, immediately after executing the sublicense, register a financing change statement under the PERSONAL PROPERTY SECURITY ACT of British Columbia, the Uniform Commercial Code of the United States and/or any similar legislation in those jurisdictions in which each sublicensee carries on business and has its chief place of business to add each sublicensee to the registration referred to in Article 3.5, and will provide UBC with a copy of the verification statement within 15 calendar days after receiving the verification statement. If any sublicensee changes the jurisdiction within which it is carrying on business and/or the location of its chief place of business, the Licensee will file the appropriate documents in the Personal Property Registries or similar registries within or outside of Canada to document the changes in jurisdiction. The Licensee will pay for all costs associated with the filings under this Article 4.3.


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5.0 ROYALTIES:

5.1 In consideration of the license granted under this Agreement, the Licensee will pay to UBC a royalty of 2.5% of the Revenue. With respect to Sublicensing Revenue, the Licensee shall pay to UBC the following:

         (a) for sublicensee products incorporating the Technology and/or any Improvements, the Licensee shall pay ten percent (10%) of Sublicensing Revenue; and

         (b) for sublicensee products incorporating (i) the Technology and/or any Improvements and (ii) any other UBC technology (including certain technology known as UILO #00-126 relating to Porous HA Coating (the "POROUS HA COATING TECHNOLOGY") to which UBC has granted to the Licensee the right to use such UBC technology, the Licensee shall pay a total of fifteen percent (15%) of Sublicensing Revenue.

For the purposes of Article 6.1, the royalties payable under this Article 5.1 are referred to as "earned royalties".

5.2 The earned royalty is due and payable within 30 calendar days of each respective Royalty Due Date and is to be calculated with respect to the Revenue and the Sublicensing Revenue in the three month period immediately before the applicable Royalty Due Date.

5.3 All earned royalties paid by the Licensee to UBC under this Agreement will be in Canadian dollars without any reduction or deduction of any nature or kind at all. If the Licensee receives any Revenue or Sublicensing Revenue in a currency other than Canadian dollars, the currency will be converted to the equivalent in Canadian dollars on the date that any amount is payable to UBC, at the rate of exchange set by the Bank of Montreal for buying that currency at its principal branch in Vancouver, British Columbia. The amount of Canadian dollars resulting from the conversion is to be included in Revenue or Sublicensing Revenue.

5.4 Products are to be deemed to have been sold by the Licensee and included in the Revenue when invoiced, delivered, shipped or paid for, whichever is the first. The Licensee is deemed to receive Sublicensing Revenue when the consideration is received from the sublicensee.

5.5 Any transaction, disposition or other dealing involving all or part of the Technology or any Improvements or Products between the Licensee and another person (including any sublicensee of the Licensee) that is not made at fair market value is deemed to have been made at fair market value, and the fair market value of the transaction, disposition or other dealing will be added to and deemed part of the Revenue or the Sublicensing Revenue, as the case may be, and will be included in the calculation of earned royalties under this Agreement.

6.0 MINIMUM ANNUAL ROYALTIES, ANNUAL MAINTENANCE FEE, MILESTONE PAYMENTS &
    EQUITY:

6.1 MINIMUM ANNUAL ROYALTIES. The Licensee shall pay to UBC minimum annual royalties in accordance with the following schedule:

         (a)      On the first anniversary of the first Approval for Sale:
                                                                   CDN$5,000.00;


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         (b)      On the second anniversary of the first Approval for Sale:
                                                              CDN$12,500.00; and

         (c) On the third anniversary of the first Approval for Sale and every anniversary thereafter for the term of this Agreement:
                                                                  CDN$20,000.00.

This payment will not be refunded to the Licensee (in whole or in part) under any circumstances, except that the difference between the minimum annual royalty and the earned royalties payable under Article 5.1 in the same year will be credited against future earned royalties on each successive Royalty Due Date.

6.2 ANNUAL MAINTENANCE FEE. The Licensee will pay to UBC, in addition to all other amounts due under this Agreement, an annual maintenance fee of CDN$1,000.00 (the "ANNUAL MAINTENANCE FEE"). The Annual Maintenance Fee is payable on or before February 1st of each year during the term of this Agreement, starting on February 1st, 2003, and will not be refunded to the Licensee (in whole or in part) under any circumstances. The Annual Maintenance Fee is separate and distinct from any payments required under Articles 5.0 or 6.1.

6.3 MILESTONE PAYMENTS. The Licensee shall pay to UBC the following milestone payments:

         (a) In the case where the Technology and/or any Improvements is incorporated into a Product, which Product must not undergo Phase I, II and III Trials:

                  (i) for each of the first two Products incorporating the Technology and/or any Improvements:

                           (A)      on proof of efficacy in two animal models:
                                    CDN$15,000.00 (per Product);

                           (B) on initial Approval for Sale in the first regulatory jurisdiction:
                                    CDN$25,000.00 (per Product); and

                           (C) on each subsequent Approval for Sale in each additional jurisdiction:
                                    CDN$15,000.00 (per Product); and

                  (ii) for each of the third and all subsequent Products incorporating the Technology and/or any Improvements:

                           (A)      on proof of efficacy in two animal models:
                                    CDN$12,500.00;

                           (B) on initial Approval for Sale in the first regulatory jurisdiction: CDN$25,000.00; and

                           (C) on each subsequent Approval for Sale in each additional jurisdiction: CDN$7,500.00; or

         (b) in the case where the Technology is combined with a pharmaceutical licensed by the Licensee from a third party or otherwise developed or acquired by the Licensee to produce a coating for a Product which must undergo Phase I, II and III
                  Trials:

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                                      -8-

                  (i) for each of the first two Products incorporating the Technology and/or any Improvements:

                           (A)      on start of Phase II Trials:
                                    CDN$10,000.00 (per Product);

                           (B)      on start of Phase III Trials:
                                    CDN$25,000.00 (per Product); and

                           (C)      on notification of Approval for Sale of the
                                    Product: CDN$200,000.00 (per Product); and

                  (ii) for each of the third and all subsequent Products incorporating the Technology and/or any Improvement:

                           (A)      on entering Phase II Trials:
                                    CDN$5,000.00 (per Product);

                           (B)      on entering Phase III Trials:
                                    CDN$12,500.00 (per Product); and

                           (C)      on notification of Approval for Sale of the
                                    Product: CDN$100,000.00 (per Product).

6.4 The milestone payments due pursuant to Articles 6.3 above shall be due and payable if such milestones are met or achieved by the Licensee, a permitted Affiliate of the Licensee, any sublicensee of the Licensee or any other party who has obtained any rights to the Technology or any Improvements through the Licensee.

6.5 EQUITY. As part of the consideration of the rights granted by UBC to the Licensee hereunder the Licensee shall deliver, within ten calendar days of the execution of this Agreement, and in lieu of an initial license fee, to UBC 500,000 common voting shares in the capital of the Licensee (the "SHARES"). The Shares shall in all material respects have special rights and restrictions identical to (or in all material respects, no less favourable than) the special rights and restrictions attached to any shares issued by the Licensee to its founders and/or any shares or other securities issued to other investors or purchasers subsequent to the execution of this Agreement.

6.6 The Licensee will use its reasonable commercial efforts to cause all of the Shares to be issued free from any pooling, escrow or other trading restrictions placed on such Shares by the Licensee or any regulatory authority having jurisdiction over the Licensee. The Licensee acknowledges and agrees that UBC shall have the right to transfer any or all of the Shares to a company or society of which UBC is the sole shareholder, in the case of a company, or of which UBC controls the membership, in the case of a society, and the Licensee shall take all steps or do such acts as may be reasonably required to allow such transfer.


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6.7 The Licensee acknowledges and agrees that it will comply with all applicable laws and legislation with respect to the issuance and legending of the Shares and, in particular, however, without limitation, all U.S. and British Columbia resale restrictions applicable thereto. Without limiting the foregoing, if the Licensee files at any time a registration statement or prospectus with the Securities and Exchange Commission in the United States, the Licensee will, to the fullest extent permitted by applicable securities laws, include the registration of the Shares under such securities registration or prospectus if and to the same extent as the Licensee registers the shares of any of its other shareholders holding the same class of shares as the University.

6.8 The Shares shall be deemed to be fully paid for as of the date of issuance and shall be the absolute property of UBC. Neither all nor any portion of the Shares shall be refundable to the Licensee under any circumstances.

6.9 Until the Licensee becomes a reporting issuer for equity securities under the SECURITIES ACT of British Columbia, or under the applicable securities legislation in any other jurisdiction which has jurisdiction over the issuance of shares by the Licensee:

         (a) the Licensee shall provide to UBC, within 45 calendar days after the last day of each quarter, financial statements, including a balance sheet and a statement of income as of the last date of each such quarter, a cumulative statement of income from the first day of the then current year to the last day of such quarter and a cumulative cash flow analysis from the first day of the then current year to the last day of the then current year;

         (b) the Licensee shall provide to UBC, within 120 calendar days after the end of each fiscal year of the Licensee, audited financial statements prepared pursuant to a review of engagement by a reputable accounting firm; and

         (c) the Licensee shall provide to UBC, at least 45 calendar days prior to the beginning of each fiscal year of the Licensee, an operating plan with monthly and quarterly financial breakdowns for such fiscal year.

7.0 PATENTS:

7.1 UBC will own and manage all Patents, including any Patents for Improvements. The Licensee may identify any process, use or products arising out of the Technology and any Improvements that may be patentable and UBC will, on the request of the Licensee, take all reasonable steps to apply for a Patent in the name of UBC provided that the Licensee pays all costs of applying for, registering and maintaining the Patent in the jurisdictions in which the Licensee designates that a Patent is required. Within two calendar days of the execution of this Agreement the Licensee shall reimburse UBC the amount of CDN. $13,938.26 representing the Patent costs incurred by UBC to the date of execution of this Agreement. The Licensee will, on UBC's request, pay to UBC a reasonable payment as an advance against expected Patent expenses.

7.2 On the issuance of a Patent obtained under Article 7.1 the Licensee will become the licensee of the Patent on the terms and conditions set out in this Agreement.

7.3 UBC will invoice all Patent costs to the Licensee on a quarterly basis commencing on the first quarter following the Start Date, and the Licensee shall, within 30 calendar days of the presentation of receipts and/or invoices from UBC, reimburse UBC for the balance of all costs incurred to date regarding any Patents or Patent applications relating to the Technology and any Improvements licensed under this Agreement.

7.4 The Licensee will not contest the validity or scope of any Patents relating to the Technology and any Improvements licensed under this Agreement.


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7.5 The Licensee will ensure proper patent marking for all uses of the
Technology and any Improvements licensed under this Agreement and will clearly mark the appropriate Patent numbers on any Products made using the Technology and any Improvements.

8.0 DISCLAIMER OF WARRANTY:

8.1 UBC makes no representations, conditions or warranties, either express or implied, regarding the Technology or any Improvements or the Products. Without limitation, UBC specifically disclaims any implied warranty, condition or representation that the Technology or any Improvements or the Products:

         (a)      will correspond with a particular description;

         (b)      are of merchantable quality;

         (c)      are fit for a particular purpose; or

         (d)      are durable for a reasonable period of time.

UBC is not liable for any loss, whether direct, consequential, incidental or special, which the Licensee or other third parties suffer arising from any defect, error or fault of the Technology or any Improvements or Products, or their failure to perform, even if UBC has been advised of the possibility of the defect, error, fault or failure. The Licensee acknowledges that it has been advised by UBC to undertake its own due diligence regarding the Technology and any Improvements.

8.2 Nothing in this Agreement:

         (a) constitutes a warranty or representation by UBC as to title to the Technology and/or any Improvement or that anything made, used, sold or otherwise disposed of under the license granted in this Agreement is or will be free from any infringement of patents, copyrights, trade-marks, industrial design or other intellectual property rights; or

         (b) imposes an obligation on UBC to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

8.3 Notwithstanding Article 8.2, if there is an alleged infringement of the Technology or any Improvements or any right with respect to the Technology or any Improvements, the Licensee may, on receiving the prior written consent of UBC, prosecute litigation designed to enjoin infringers of the Technology or any Improvements. Provided that it has first granted its prior written consent, UBC agrees to reasonably co-operate to the extent of signing all necessary documents and to vest in the Licensee the right to institute the litigation; provided that all the direct and indirect costs and expenses of bringing and conducting the litigation or settlement are paid by the Licensee and, in this case, all recoveries are and will enure for the benefit of the Licensee.

8.4 If any complaint alleging infringement of any Patent or other proprietary rights is made against the Licensee or a sublicensee of the Licensee regarding the use of the Technology or any Improvements or the manufacture, use or sale of the Products, the following procedure will be adopted:

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                                      -11-


         (a) the Licensee will promptly notify UBC on receipt of the complaint and will keep UBC fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee on behalf of itself or a sublicensee;

         (b) except as provided in Article 8.4(d), all costs and expenses incurred by the Licensee or any sublicensee of the Licensee in investigating, resisting, litigating and settling the complaint, including the payment of any award of damages and/or costs to any third party, will be paid by the Licensee or any sublicensee of the Licensee, as the case may be;

         (c) no decision or action concerning or governing any final disposition of the complaint will be taken without full consultation with, and approval by, UBC, such approval not to be unreasonably withheld;

         (d) UBC may elect to participate as a party in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such participation will be paid by UBC (subject to the possibility of recovery of some or all of the additional expenses from the complainant);

         (e) notwithstanding Article 8.2, if the complainant is willing to accept an offer of settlement and one of the parties to this Agreement is willing and able to make or accept the offer and the other is not, then the unwilling party will conduct all further proceedings at its own expense and is responsible for the full amount of any damages, costs, accounting of profits and settlement costs in excess of those provided in the offer; but is entitled to retain for itself the benefit of any litigated or settled result giving a lower payment of costs, damages, accounting of profits and settlement costs than that provided in the offer; and

         (f) the Licensee will pay all royalties payable under this Agreement to UBC in trust from the date UBC receives notice of the complaint and until a resolution of the complaint has been finalized. If the complainant is successful, then the royalties paid to UBC in trust under this Article 8.4(f) will be returned to the Licensee; provided that the amount being returned to the Licensee is no more than the amount paid by the Licensee to the complainant in the settlement or other disposition of the complaint. If the complainant does not succeed then UBC retains all royalties paid to it under this
                  Article 8.4(f).

9.0 INDEMNITY AND LIMITATION OF LIABILITY:

9.1 The Licensee indemnifies, holds harmless and defends UBC, its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all claims (including all associated legal fees and disbursements actually incurred) arising out of the exercise of any rights under this Agreement and including, without limitation, against any damages or losses, consequential or otherwise, arising in any manner at all from or out of the use of the Technology or any Improvements or Products licensed under this Agreement by the Licensee or its sublicensees or their customers or end-users.

9.2 Subject to Article 9.3, UBC's total liability, whether under the express or implied terms of this Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Licensee, whether direct, indirect or special, or any other similar damage that may arise or does arise from any breaches of this Agreement by UBC, its Board of Governors, officers, employees, faculty, students or agents, is limited to the amount of CDN$5,000.00.

9.3 The Licensee acknowledges and agrees that UBC will not be liable for consequential or incidental damages arising from any breach or breaches of this Agreement.

9.4 Notwithstanding the termination or expiry of this Agreement, the obligations set out in this Article 9.0 will survive and continue to bind the Licensee and its successors and assigns.

10.0 PUBLICATION AND CONFIDENTIALITY:

10.1 Each party will keep and use the other party's Confidential Information in confidence and will not, without the other party's prior written consent, disclose the other party's Confidential Information to any person or entity, except to the party's directors, officers, employees, faculty, students and professional advisors who require the Confidential Information to assist such party in performing its obligations under this Agreement. The Licensee will maintain an appropriate internal program limiting the distribution of UBC's Confidential Information to only those officers, employees and professional advisors who require such Confidential Information in performing the Licensee's obligations under this Agreement and will enter into appropriate non-disclosure agreements as a consequence thereof; such final form of proposed non-disclosure agreements to be approved by the Licensee's board of directors from time to time.

10.2 Any party required by judicial or administrative process to disclose the other party's Confidential Information will promptly notify the other party and allow it reasonable time to oppose the process before disclosing the Confidential Information.

10.3 UBC is not restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, accounts of its research relating to the Technology and any Improvements; provided that, with respect to the Confidential Information only, the Licensee is provided with copies of the proposed disclosure at least 60 calendar days before the presentation or publication date and does not, within 30 calendar days after delivery of the proposed disclosure, give notice to UBC indicating that it objects to the proposed disclosure. Any objection to a proposed disclosure will specify the portions of the proposed disclosure considered objectionable (the "OBJECTIONABLE MATERIAL"). On receiving notice from the Licensee that any proposed disclosure contains Objectionable Material, UBC and the Licensee agree to work together to revise the proposed disclosure to remove or alter the Objectionable Material in a manner acceptable to both the Licensee and UBC, in which case the Licensee will withdraw its objection. UBC is not restricted from publishing or presenting the proposed disclosure as long as the Objectionable Material has been removed. Any Objectionable Material will not be disclosed for six months from the date UBC delivered the proposed disclosure to the Licensee. After six months from the date UBC delivered the proposed disclosure to the Licensee UBC is free to present and/or publish the proposed disclosure whether or not it contains Objectionable Material.

10.4 The Licensee requires of UBC, and to the extent permitted by law UBC agrees, that this Agreement, and each part of it, is confidential and will not be disclosed to third parties, as the Licensee claims that the disclosure would or could reveal commercial, scientific or technical information which would significantly harm the Licensee's competitive position and/or interfere with the Licensee's negotiations with prospective sublicensees. Notwithstanding anything contained in this Article 10.0, the Licensee acknowledges and agrees that UBC may identify the title of this Agreement, the parties to this Agreement and the names of the inventors of the Technology and any Improvements.

10.5 Notwithstanding the termination or expiry of this Agreement, the obligations set out in this Article 10.0 survive and continue to bind the parties, their successors and assigns.

11.0 PRODUCTION AND MARKETING:

11.1 Except as required by law, the Licensee will not use the UBC Trade-marks or make reference to UBC or its name in any advertising or publicity without the prior written consent of UBC, such consent not to be unreasonably withheld. Without limitation, and except as required by law, the Licensee will not issue a press release regarding this Agreement or the Technology or any Improvements without first obtaining UBC's written approval, such approval not to be unreasonably withheld. If the Licensee is required by law to act in breach of this Article, the Licensee will provide UBC with sufficient prior notice to permit UBC to bring an application or other proceeding to contest the requirement.

11.2 The Licensee represents and warrants to UBC that it has the infrastructure, expertise and resources to:

         (a)      develop and commercialize the Technology and any Improvements;

         (b) track and monitor on an ongoing basis performance under the terms of each sublicense entered into by the Licensee;

         (c) monitor on a world wide basis patent infringement regarding any Patent relating to the Technology and any Improvements licensed under this Agreement; and

         (d) handle the Technology and any Improvements with care and without danger to the Licensee, its employees, agents or the public.

11.3 The Licensee represents and warrants to UBC that it will, throughout the term of this Agreement:

         (a) allocate to the development and commercialization of the Technology and any Improvements at least the same degree of diligence, expertise, infrastructure, and resources as the Licensee is allocating to the most favoured Product developed and marketed by the Licensee; and

         (b) use its reasonable commercial efforts to develop, promote, market and sell the Products and exploit the Technology and any Improvements within the Field of Use and to meet or cause to be met the market demand for the Products and the use of the Technology and any Improvements.

11.4 The Licensee will:

         (a) complete CDN$1,000,000.00 in financing within 12 months of executing this Agreement to allow the Licensee to use its reasonable commercial efforts to develop Products and to meet the Licensee's ongoing working capital requirements for 24 months following the execution of this Agreement. The Licensee shall notify, in writing, UBC within five calendar days of completion of the said financing.

                  For greater clarity, UBC and the Licensee shall be entering into a license agreement concurrently with this agreement wherein UBC shall grant to the Licensee a license to use the Porous HA Coating Technology (the "POROUS HA COATING LICENSE"). The Porous HA Coating License sets out the same financing requirements as contained in this Article 11.4(a). The Licensee shall only be obligated to raise a total of CDN$1,000,000.00 in financing to fulfill this financing requirement as set out in this Agreement and the Porous HA Coating License;

         (b) within six months of execution of this Agreement, establish and maintain a Scientific Advisory Board with representatives from academia and industry as experts in the area of the Technology. The Scientific Advisory Board shall meet not less than once per year and the recommendations of such Board shall be made in writing to the Board of Directors of the Licensee and shall provide a copy to UBC at the same time they are made available to the Board of Directors of the Licensee;

         (c) have provided to UBC, prior to execution of this Agreement, an outline for a research and development plan that describes the research plan for the 18 month period following the execution of this Agreement and which clearly identifies milestones to be attained by the Licensee;

         (d) use its reasonable commercial efforts to retain, as soon as reasonably possible after the execution of this Agreement, the Investigator and the co-inventors of the Technology to assist in the scientific and technical development of the Technology and/or any Improvements within the Field of Use; such technical support to commence as soon as reasonably possible after the execution of this Agreement and continue for a period of at least 12 months therefrom. The Licensee shall enter into separate consulting arrangements with each of the Investigator and the co-inventors of the Technology on terms acceptable to the Licensee and the Investigator or the co-inventors of the Technology.

                  The Licensee acknowledges and agrees that UBC shall be under no obligation to provide any ongoing maintenance or support services to the Licensee; and

         (e) not enter into any agreements with the Government of the United State or any other government in connection with the Technology and/or any Improvements without the prior written consent of UBC.

11.5 If UBC is of the view that the Licensee is in breach of Article 11.3, UBC shall give the Licensee 60 calendar days written notice to remedy such breach. If, after 60 calendar days of the delivery of such notice, the Licensee has not cured the breach, the parties hereto shall appoint a mutually acceptable person as an independent evaluator (the "EVALUATOR") to conduct the evaluation set forth in Article 11.6. In the event that the parties cannot agree on such an Evaluator the appointing authority shall be the British Columbia International Commercial Arbitration Centre.

11.6 Unless the Parties mutually agree otherwise, the following rules and procedures shall govern the conduct of the parties and the Evaluator before and during the investigation by the Evaluator:

         (a) within 30 calendar days of the appointment of the Evaluator each party shall provide to the Evaluator and the other party copies of all documents, statements and records on which the party intends to rely in presenting its position to the Evaluator;

         (b) within 45 calendar days of the appointment of the Evaluator the Licensee shall provide to the Evaluator and UBC a written summary of its position. On receipt of the Licensee's summary UBC shall have 15 calendar days to prepare and submit to the Licensee and the Evaluator its own summary in reply to the summary submitted by the Licensee;

         (c) on receipt of the documents, statements, records and summaries submitted by the parties the Evaluator shall have 30 calendar days within which to conduct such further inquiries as he or she may deem necessary for the purpose of reviewing the efforts made by the Licensee with respect to the promotion, marketing and sale of the Products and the Technology and any Improvements in compliance with the requirements of Article
                  11.3. For the purpose of conducting such an inquiry, the Evaluator shall have the right to:

                  (i) require either party to disclose any further documents or records which the Evaluator considers to be relevant;

                  (ii) interview or question, either orally or by way of written questions, one or more representatives of either party on issues deemed to be relevant by the Evaluator;

                  (iii) make an "on site" inspection of the Licensee's facilities; and

                  (iv) obtain, if necessary, the assistance of an independent expert to provide technical information with respect to any area in which the Evaluator does not have a specific expertise;

         (d) on completion of the inquiry described in Article 11.6(c), the Evaluator shall, within 15 calendar days, prepare a report setting out his or her findings and conclusions as to whether or not the Licensee has committed a breach of Article 11.3. If the Evaluator has determined that the Licensee has committed a breach of Article 11.3, then the Evaluator shall also set out in the report his or her conclusions as to whether such breach:

                  (i) was substantially due to external market conditions not within the control of the Licensee, or

                  (ii) was substantially due to the Licensee's failure to use its reasonable commercial efforts to comply with the requirements of Article 11.3; and

         (e) the report and conclusions of the Evaluator shall be delivered to the Licensee and UBC and shall be accepted by both parties as final and binding.

11.7 If the Evaluator concludes:

         (a) pursuant to Article 11.6(d)(i), that the Licensee's breach was substantially due to external market conditions, then UBC may, at its option, terminate the Licensee's right to grant further sublicenses of the Technology and any Improvements, and may continue the license granted hereunder as an non-exclusive license, but with all other terms and conditions of this Agreement remaining unchanged;

         (b) pursuant to Article 11.6(d)(ii), that the Licensee's breach was substantially due to the Licensee's failure to use its reasonable commercial efforts, then UBC shall, at its option, have the right to terminate this Agreement as provided in
                  Article 18(2)(f); or

         (c) pursuant to Article 11.6(d), that the Licensee is not in breach of Article 11.3, then UBC shall not terminate this Agreement for breach of Article 11.3 nor shall it change the nature of the license granted hereunder.

11.8 UBC may not call for more than one evaluation pursuant to Article 11.6 in each calendar year. The cost of an evaluation hereunder shall be borne 50% by the Licensee and 50% by UBC.

12.0 ACCOUNTING RECORDS:

12.1 The Licensee will maintain at its principal place of business, or another place as may be most convenient, separate accounts and records of all Revenues, sublicenses and Sublicensing Revenues and all business done in connection with the Technology or any Improvements. The accounts and records will be in sufficient detail to enable proper returns to be made under this Agreement and the Licensee will cause its sublicensees to keep similar accounts and records.

12.2 The Licensee will deliver to UBC, on the date which is 30 calendar days after each and every Royalty Due Date, together with the royalty payable under this Agreement, the Accounting substantially in the form attached as Schedule "C" and a report on all Sublicensing activity, including an accounting statement setting out in detail how the amount of Sublicensing Revenue was determined and identifying each sublicensee and the location of the business of each sublicensee.

12.3 The calculation of royalties will be carried out in accordance with generally accepted Canadian accounting principles ("GAAP"), or the standards and principles adopted by the U.S. Financial Accounting Standards Board ("FASB"), applied on a consistent basis.

12.4 The Licensee will retain the accounts and records referred to in Article
12.1 for at least six years from when they were made and will permit any duly authorized representative of UBC to inspect the accounts and records during normal business hours of the Licensee at UBC's expense. The Licensee will provide to the representative of UBC all reasonable evidence as the representative deems necessary to verify the Accounting and will permit the representative to make copies of or extracts from the accounts, records and agreements at UBC's expense. If an inspection of the Licensee's records by UBC shows an under-reporting or underpayment by the Licensee of any amount to UBC by more than five percent (5%) for any 12 month period, then the Licensee will reimburse UBC for the cost of the inspection as well as pay to UBC any amount found due (including any interest) within 30 calendar days of notice by UBC to the Licensee.

12.5 During the term of this Agreement and after its expiry or termination UBC will use reasonable efforts to ensure that all information provided to UBC or its representatives under this Article remains confidential and is treated as Confidential Information by UBC.

13.0 INSURANCE:

13.1 During the term of this Agreement the Licensee will procure and maintain insurance (including public liability and commercial general liability insurance) as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business.

13.2 Notwithstanding Article 13.1, one month before the First Use of the Technology or any Improvement the Licensee will give notice to UBC of the terms and amount of the product liability, public liability, commercial general liability insurance and such other types of insurance which it has placed. This insurance will:

         (a) be placed with a reputable and financially secure insurance carrier;

         (b) include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds;

         (c) provide primary coverage regarding all activities under this Agreement;

         (d) include a waiver of subrogation against UBC, and a severability of interest and cross-liability clauses; and

         (e) provide that the policy cannot be cancelled or materially altered except on at least 30 calendar days' prior written notice to UBC.

13.3 UBC may, from time to time, require reasonable amendments to the terms or the amount of coverage contained in the Licensee's insurance policy. The Licensee will provide to UBC, for its approval, certificates of insurance evidencing the coverage seven calendar days before the First Use of the Technology. The Licensee will not:

         (a) allow the First Use of the Technology or any Improvement to occur before the certificate is provided and approved by UBC; or

         (b) sell any Product or allow any third party to use the Technology at any time unless the insurance outlined in
                  Article 13.3 is in effect.

13.4 The Licensee will also require each sublicensee to procure and maintain:

         (a) public liability and commercial general liability insurance and such other types of insurance as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business; and

         (b) in any event, one month before the First Use of the Technology or any Improvement by the sublicensee, product liability, public liability and commercial general liability insurance in reasonable amounts and with a reputable and financially secure insurance carrier.

The Licensee will use its reasonable commercial efforts to ensure that all sublicensees' policies of insurance contain a waiver of subrogation against UBC, its Board of Governors, faculty, officers, employees, students and agents.

14.0 ASSIGNMENT & CHANGE OF CONTROL:

14.1 The Licensee will not assign, transfer, mortgage, pledge, financially encumber, grant a security interest, permit a lien to be created, charge or otherwise dispose of any or all of the rights granted to it under this Agreement without the prior written consent of UBC, such consent not to be unreasonably withheld.

14.2 UBC will have the right to assign its rights, duties and obligations under this Agreement to a company of which it is the sole shareholder or a society which it has incorporated or which has purposes which are consistent with the objectives of UBC. If UBC makes such an assignment, the Licensee will release and discharge UBC from all obligations or covenants; provided that the company or society, as the case may be, signs a written agreement which provides that the company or society assumes all obligations or covenants from UBC and that the Licensee retains all rights granted to the Licensee under this Agreement.

14.3

15.0 GOVERNING LAW:

15.1 This Agreement is governed by, and will be construed in accordance with, the laws of the Province British Columbia and the federal laws of Canada in force in that province without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. The parties agree that the British Columbia Supreme Court has exclusive jurisdiction over this Agreement.

16.0 NOTICES:

16.1 All payments, reports and notices or other documents that a party is required or may want to deliver to any other party will be delivered:

         (a)      in writing; and

         (b) either by personal delivery or by registered or certified mail (with all postage and other charges prepaid) at the address for the receiving party as set out in Article 16.2 or as varied by any prior written notice.

Any notice personally delivered is deemed to have been received at the time of delivery. Any notice mailed in accordance with this Article 16.1 is deemed to have been received at the end of the fifth day after it is posted. 16.2 Addresses for delivery of notices:

If to UBC:                 The Director
                           University - Industry Liaison Office
                           University of British Columbia
                           IRC 331 - 2194 Health Sciences Mall
                           Vancouver, British Columbia
                           V6T 1Z3
                           Telephone:       (604) 822-8580
                           Fax:             (604) 822-8589

If to the Licensee:        Mr. Alan P. Lindsay
                           MIV Therapeutics, Inc.
                           Unit #1, 8765 Ash Street
                           Vancouver, British Columbia
                           V6P 6T3
                           Telephone:       (604) 301-9545
                           Fax:             (604) 301-9546

17.0 TERM:

17.1 The term of this Agreement and the license granted hereunder starts on the Start Date and ends on:

         (a)      the day that is exactly 20 years later; or

         (b)      the expiry of the last Patent licensed under this Agreement,

whichever event is last to occur, unless terminated earlier under Article 18.

18.0 TERMINATION OF AGREEMENT:

18.1 This Agreement automatically and immediately terminates without notice to the Licensee if any proceeding under the BANKRUPTCY AND INSOLVENCY ACT of Canada, or any other statute of similar purpose, is started by or against the Licensee.

18.2 UBC may, at its option, terminate this Agreement with immediate effect by giving notice to the Licensee if one or more of the following occurs:

         (a) the Licensee becomes insolvent, as evidenced, for example (without limitation) by the appointment of a receiver or a receiver manager, the issuance of financial statements which according to GAAP would render the Licensee insolvent, the termination of a majority of the Licensee's employees, the vacation of the Licensee's chief place of business or the Licensee ceasing or threatening to cease carrying on business;

         (b) any execution or other process of any court becomes enforceable against the Licensee, or if any similar process is levied on the rights under this Agreement or on any money due to UBC and is not released or satisfied by the Licensee within 30 calendar days from the process becoming enforceable or being levied;

         (c) any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee;

         (d) the Technology or any Improvements becomes subject to any security interest, lien, charge or encumbrance in favour of any third party claiming through the Licensee;

         (e)      if the Licensee breaches any of Articles 4.1, 11.1 or 13;

         (f) if it is determined, pursuant to Article 11.7, that the Licensee is in breach of Article 11.3;

         (g) if any sublicensee of the Licensee is in breach of its sublicense with the Licensee and the Licensee does not cause the sublicensee to cure the breach within 30 calendar days of receipt of notice from UBC; or

         (h) if the Licensee is in breach of any other agreement between the Licensee and UBC and the breach has not been cured within the time provided for the curing of the breach under the terms of the other agreement.

18.3 Other than as set out in Articles 18.1 and 18.2, either party may terminate this Agreement for any breach which is not remedied after providing the following notice to the party in breach:

         (a) 60 calendar days notice in the case of any breach which can reasonably be remedied within 60 calendar days of the delivery of such notice; or

         (b) if the breach cannot be remedied within 60 calendar days and the breach is not remedied within such further period as may be reasonably necessary, or within 90 calendar days after receipt of notice, whichever is sooner.

18.4 If this Agreement is terminated under Articles 18.1 to 18.3, the Licensee will make all outstanding royalty payments to UBC as set out under Articles 5 and 6, and UBC may proceed to enforce payment of all outstanding royalties or other monies owed to UBC and to exercise any or all of the rights and remedies available under this Agreement or otherwise available by law or in equity, successively or concurrently, at the option of UBC. Within five calendar days of the Effective Termination Date the Licensee will deliver to UBC all Technology and any Improvements in its possession or control and shall have no further right of any nature at all in the Technology or any Improvements. If the Licensee has not delivered up the Technology and any Improvements within five calendar days from the Effective Termination Date, UBC may immediately and without notice enter the Licensee's premises and take possession of the Technology and any Improvements. The Licensee will pay all charges or expenses incurred by UBC in the enforcement of its rights or remedies against the Licensee under this Article 18.4 and including, without limitation, UBC's legal fees and disbursements on an indemnity basis.

18.5 The Licensee and all sublicensees will cease to use the Technology or any Improvements in any manner at all or to manufacture or sell the Products within five calendar days from the Effective Termination Date. The Licensee will then deliver to UBC an accounting within 30 calendar days from the Effective Termination Date. The accounting will specify, in or on such terms as UBC may in its sole discretion require, the inventory or stock of Products manufactured and remaining unsold on the Effective Termination Date. UBC will instruct that the unsold Products be stored, destroyed or sold under its direction; provided this Agreement was terminated under Articles 18.2 or 18.3. Without limitation, if this Agreement is terminated under Article 18.1 no Products will be sold without the prior written consent of UBC. The Licensee will continue to make royalty payments to UBC in the same manner specified in Articles 5 and 6 on all Products that are sold in accordance with this Article 18.5 notwithstanding anything contained in or any exercise of rights by UBC under Article 18.4. 18.6 Notwithstanding the termination or expiry of this Agreement, Article 12 remains in full force and effect until six years after:

         (a) all payments of royalty required to be made by the Licensee to UBC under this Agreement have been made by the Licensee to UBC; and

         (b) any other claim or claims of any nature or kind at all of UBC against the Licensee have been settled.

19.0 MISCELLANEOUS COVENANTS OF LICENSEE:

19.1 The Licensee represents and warrants to UBC that the Licensee is a corporation duly organized, existing and in good standing under the laws of the State of Nevada and has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement; all of which have been duly and validly authorized by all requisite corporate proceedings.

19.2 The Licensee will comply with all laws, regulations and ordinances, whether federal, state, provincial, county, municipal or otherwise, with respect to the Technology and any Improvements and this Agreement.

19.3 Upon the presentation of itemized bills to the Licensee by UBC the Licensee will pay all reasonable legal expenses and costs incurred by UBC regarding any consents and approvals required from UBC and including, without limitation, expenses and costs regarding UBC's review of any sublicenses to be granted by the Licensee.

19.4 The Licensee will pay all taxes and any related interest or penalty howsoever designated and imposed as a result of the existence or operation of this Agreement and including, without limitation, tax which the Licensee is required to withhold or deduct from payments to UBC. The Licensee will provide to UBC evidence as may be required by Canadian authorities to establish that the tax has been paid. The royalties specified in this Agreement are exclusive of taxes. If UBC is required to collect a tax to be paid by the Licensee or any of its sublicensees the Licensee will pay the tax to UBC on demand.

19.5 The obligation of the Licensee to make all payments under this Agreement is absolute and unconditional and is not, except as expressly set out in this Agreement, affected by any circumstance, including, without limitation, any set-off, compensation, counterclaim, recoupment, defence or other right which the Licensee may have against UBC or anyone else for any reason at all.

19.6 The Licensee will pay interest on all amounts due and owing to UBC under this Agreement but not paid by the Licensee on the due date, at the rate of one percent (1%) per month. The interest accrues on the balance of unpaid amounts from time to time outstanding from the date on which portions of the amounts become due and owing until payment in full.

20.0 MANAGEMENT OF CONFLICTS OF INTEREST:

20.1 The Licensee acknowledges that it is aware of UBC's Conflict of Interest Policy #97, Patent and Licensing Policy #88 and Research Policy #87, and that UBC may amend these policies or introduce new policies from time to time.

20.2 Subject to Article 20.3, the Licensee and UBC agree that:

         (a) the facilities and research programs of the Licensee will be conducted independently of all UBC facilities, faculty, students or staff and, in particular, independently of and from the Investigator and the laboratory facilities made available to the Investigator by reason of the Investigator's employment at UBC;

         (b) no students, post-doctoral fellows or other UBC staff will participate or be involved in the Licensee's research, projects or utilize its facilities; and

         (c) any disclosures of inventions made by the Investigator to the Licensee will be immediately forwarded by the Licensee to UBC.

20.3 The Licensee and UBC may, from time to time, enter into written agreements to permit activities which would otherwise be prohibited by Article 20.2.

21.0 GENERAL:

21.1 The Licensee will permit UBC, during normal business hours, to enter any premises of the Licensee for the purpose of ascertaining whether or not this Agreement has been, is being or will be complied with by the Licensee.

21.2 Nothing contained in this Agreement is to be deemed or construed to create between the parties a partnership or joint venture. No party has the authority to act on behalf of any other party, to commit any other party in any manner at all or to cause any other party's name to be used in any way not specifically authorized by this Agreement.

21.3 Subject to the limitations contained in this Agreement, this Agreement operates for the benefit of and is binding on the parties and their respective successors and permitted assigns.

21.4 No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times regarding any terms of this Agreement operates or will operate as a waiver of that party's rights under this Agreement. A waiver of any term or right under this Agreement will be in writing signed by the party entitled to the benefit of that term or right and is effective only to the extent set out the written waiver.

21.5 No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

21.6 Headings in this Agreement are for reference only and do not form a part of this Agreement and are not be used in the interpretation of this Agreement.

21.7 All terms in this Agreement which require performance by the parties after the expiry or termination of this Agreement will remain in force despite this Agreement's expiry or termination for any reason.

21.8 In the event that any Article, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire Agreement shall not fail on account thereof, the offending provision may be severed from this Agreement and the balance of this Agreement will continue in full force and effect.

21.9 The Licensee acknowledges that the law firm of Richards Buell Sutton has acted solely for UBC in connection with this Agreement and that all other parties have been advised to seek independent legal advice.

21.10 This Agreement sets out the entire understanding between the parties and no changes to this Agreement are binding unless signed in writing by the parties to this Agreement.

21.11 Time is of the essence of this Agreement.

21.12 In this Agreement, unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

         SIGNED BY THE PARTIES AS AN AGREEMENT on the 13 day of February, 2003, but effective as of the Start Date.


SIGNED FOR AND ON BEHALF of                    )
THE UNIVERSITY OF BRITISH COLUMBIA             )
 by its authorized signatories:                )
                                               ) David P. Jones
/s/ David Jones                                )
---------------------------------------------- )
Authorized Signatory                           ) Associate Director
                                               ) University-Industry Liaison
                                               )
---------------------------------------------- )
Authorized Signatory                           )


THE CORPORATE SEAL of                          )
MIV THERAPEUTICS, INC.                         )
was hereunto affixed in the presence of:       )
                                               ) c/s
/s/ Alan Lindsay, Chairman, President, CEO     )
---------------------------------------------- )
Authorized Signatory                           )
                                               )
                                               )
---------------------------------------------- )
Authorized Signatory                           )

                                  SCHEDULE "A"

                           DESCRIPTION OF "TECHNOLOGY"




UBC FILE #          INVENTOR(S)                 DESCRIPTION                        PATENT #
------------------- --------------------------- ---------------------------------- ---------------------------------
00-017              Tomasz Troczynski,          Sol-gel calcium phosphate          US Patent No. 6,426,114 filed
                    Dean-Mo Liu                 ceramic coatings and method of     May 2, 2000
                                                making same
                                                                                   Canadian Patent Application No.
                                                                                   2,345,552 filed April 27, 2001


------------------- --------------------------- ---------------------------------- ---------------------------------
03-043              Tomasz Troczynski, et al.   Novel Sol-gel calcium phosphate    US Provision Patent Application
                                                ceramic coatings and method of     filed September 13, 2002,
                                                making same
------------------- --------------------------- ---------------------------------- ---------------------------------

                                  SCHEDULE "B"

                           DESCRIPTION OF "MATERIALS"

UBC will provide the Hydroxyapatite coatings which are to be applied on stents to be provided by the Licensee

                                  SCHEDULE "C"

               PAYMENT REPORT FOR THE PERIOD DD/MM/YY TO DD/MM/YY

INSTRUCTIONS FOR COMPLETING THIS REPORT

Please fill out each section in full, identifying in the Royalty Summary Table the unit sales and geographical sales areas. If the licence with UBC involves several product lines, please prepare a separate Summary Table for each product line. For licences involving sublicencing revenue, please prepare an additional report for each sublicence.

PLEASE NOTE:  AN INTEREST RATE OF 1% PER MONTH WILL BE ASSESSED AGAINST ALL PAYMENTS IN ARREARS.

Prepared by                                        Date Dd/mm/yy      Phone
             ----------------------------------         ----------           ---------------------
Approved by                                        Date Dd/mm/yy      Phone
             ----------------------------------         ----------           ---------------------

Licensee                                 Agreement #  UBC to provide     UBC ID # UBC to provide
            --------------------------                --------------              ----------------

UBC Technology   UBC to provide
                 ---------------------------------------------------------------------------------

REPORT TYPE (CHECK ONE AND COMPLETE AS APPROPRIATE)


Single Product Line     [ ] Product Line Trade Name

Multiple Products       [ ] Page __ of __ Product Line Trade Name
                                                                ----------------------------------
Sublicence Report       [ ] Page __ of __


PAYMENTS THIS QUARTER (PLEASE COMPLETE SEPARATE TABLES FOR MULTIPLE PRODUCT LINES)

ROYALTIES ON PRODUCT SALES
---------------- -------- ------------ ------------ ---------- ---------- ---------- -------------- ------------------------------
COUNTRY          UNITS    UNIT PRICE   GROSS SALES  LESS       NET SALES  ROYALTY    CONVERSION     PERIOD ROYALTY AMOUNT
                 SOLD     (DOMESTIC                 ALLOWANCES*           RATE       RATE (TO       (CANADIAN $)
                          CURRENCY)                                                  CANADIAN $)
---------------- -------- ------------ ------------ ---------- ---------- ---------- -------------- --------------- --------------
                                                                                                    This yr         Last yr
---------------- -------- ------------ ------------ ---------- ---------- ---------- -------------- --------------- --------------

CANADA
US
EUROPE
(specify
countries)


JAPAN
OTHER



--------------------------------------------------------------------------------------------------- --------------- --------------
                                                                           TOTAL PRODUCT ROYALTIES
                                                                                                    --------------- --------------
ADDITIONAL PAYMENTS  (COMPLETE ALL THAT APPLY)

Minimum Royalty Fee                        [ ]                                       Amount
                                                      ----                                  --------------- --------------
Milestone Payment                          [ ]                                       Amount
                                                                                            --------------- --------------
Annual Licence Maintenance Fee             [ ]                                       Amount
                                                                                            --------------- --------------
                                                                                               This Year       Last Year
                                                                                            --------------- --------------
                                                                  TOTAL PAYMENTS FOR PERIOD
                                                                                            --------------- --------------

*Please indicate the reasons for returns or other allowances, if significant. Please note any unusual occurrences that affected royalty amounts during the period.
FOR FURTHER INFORMATION, PLEASE CONTACT _________________ AT PHONE NUMBER (604)_____________________

